EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-160002, 33-59080, 333-62739, 333-138245, 333-206244 and 333-249761) on Form S-8 of our reports dated February 17, 2023, with respect to the consolidated financial statements of Minerals Technologies Inc. (and the effectiveness of internal control over financial reporting).

/s/ KPMG LLP

New York, New York
February 17, 2023